Exhibit 10.6

FOURTH AMENDMENT TO OFFICE/RETAIL LEASE
This FOURTH AMENDMENT TO OFFICE/RETAIL LEASE (this "Fourth Amendment") is dated for reference purposes as of August 10, 2010, by and between HINES VAF UB PLAZA, L.P., a Delaware limited partnership ("Landlord"), and UNION BANK, N.A., a national association, formerly known as Union Bank of California, N.A. ("Tenant").
R E C I T A L S :
A.    Landlord and Tenant entered into that certain Office/Retail Lease dated as of October 8, 2008 (the "Original Lease"), pursuant to which Landlord leased to Tenant and Tenant leased from Landlord that certain space as more particularly described in the Lease (the "Original Premises") in that certain building located at 445 South Figueroa Street, Los Angeles, California 90071 (the "Building").
B.    Landlord and Tenant entered into that certain First Amendment to Office/Retail Lease dated as of November 17, 2008 (the "First Amendment"), pursuant to which the parties (i) expanded the Original Premises to include the 28th Floor Expansion Space, and (ii) otherwise modified the terms of the Original Lease, all as more particularly described in the First Amendment.
C.    Landlord and Tenant entered into that certain Second Amendment to Office/Retail Lease dated as of July 10, 2009 (the "Second Amendment"), pursuant to which the parties (i) expanded the Original Premises and the 28th Floor Expansion Space to include the Second Amendment Expansion Space, and (ii) otherwise modified the terms of the Original Lease and the First Amendment, all as more particularly described in the Second Amendment.
D.    Landlord and Tenant entered into that certain Third Amendment to Office/Retail Lease dated as of April 14, 2010 (the "Third Amendment"), pursuant to which the parties modified certain of the terms of the Original Lease, the First Amendment and the Second Amendment, all as more particularly described in the Third Amendment.
E.    The Original Lease, First Amendment, Second Amendment and Third Amendment are collectively referred to herein as the "Lease". The Original Premises, 28th Floor Expansion Space and Second Amendment Expansion Space are sometimes collectively referred to herein as the "Existing Premises".
F.    The parties now desire to amend the Lease to: (i) expand the Existing Premises to include that certain space containing approximately 16,801 rentable square feet and comprising the entire rentable area of the thirty-fifth (35th) floor of the Building, as depicted on Exhibit A attached hereto (the "35th Floor Expansion Space"); and (ii) otherwise modify the Lease, all upon the terms and conditions hereinafter provided.

866683.06/LA I84321-00047/8-11-10/nng/dbs	-1-	UNION BANK PLAZA [Union Bank of California]

A G R E E M E N T :
NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Capitalized Terms. Except as otherwise expressly provided herein to the contrary, all capitalized terms used in this Fourth Amendment shall have the same meaning given such terms in the Lease.
2.    Expansion. The "Premises" leased by Tenant under the Lease shall be expanded and redefined to include the 35th Floor Expansion Space for the three (3) year period commencing upon the 35th Floor Commencement Date (as defined below) and expiring upon the 35th Floor Expiration Date (as defined below). The 35th Floor Expansion Space shall be leased on the same terms and conditions set forth in the Lease, subject to the modifications set forth in this Fourth Amendment. Landlord and Tenant hereby agree and have verified that the rentable square feet of the 35th Floor Expansion Space (as set forth in Recital F above) has been calculated in accordance with 1996 BOMA, and is not subject to adjustment or re-measurement by Landlord or Tenant. Notwithstanding the expansion and redefinition of the Premises to include the 35th Floor Expansion Space as provided herein above or the Second Amendment Expansion Space pursuant to the Second Amendment:
(i)    the provisions of Sections 4.3.4 and 14.7 of the Original Lease shall not be applicable to the 35th Floor Expansion Space or the Second Amendment Expansion Space;
(ii)    Tenant shall not have any right to terminate the Lease (as amended hereby) with respect to the entire Premises pursuant to Sections 11.2, 13.1 or 19.7.2 of the Original Lease (and Landlord shall not have such termination right with respect to the entire Premises pursuant to Sections 11.2 or 13.1 of the Original Lease) in the event of any casualty damage, condemnation or Abatement Event, respectively, that pertains only to the 35th Floor Expansion Space and/or the Second Amendment Expansion Space, but each party shall retain their respective termination rights to terminate the Lease (as amended hereby) as to either the 35th Floor Expansion Space and/or the Second Amendment Expansion Space, only, if and to the extent such casualty damage, condemnation or Abatement Event affects such applicable space and otherwise satisfies the requirements for termination as set forth in Sections 11.2, 13.1 and/or 19.7.2, respectively, of the Original Lease;
(iii)    the Permitted Use for the 35th Floor Expansion Space and the Second Amendment to Expansion Space shall be limited to Office Space Permitted Use, only; and
(iv)    Tenant shall not be entitled to exercise (A) Tenant's options to renew the Lease Term pursuant to Section 2.2 of the Original Lease with respect to the 35th Floor Expansion Space or the Second Amendment Expansion Space, or (B) Tenant's option to terminate the Lease pursuant to Section 2.4 of the Original Lease with respect to the 35th Floor Expansion Space or the Second Amendment Expansion Space, it being understood that such options to renew and terminate shall not apply thereto; however, the 3Sth Floor Expansion Space and the Second Amendment Expansion Space shall each be subject to Tenant's right of first offer

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set forth after the first three (3) sentences of Section 1.5 of the Original Lease (i.e., Tenant shall have no right to deliver to Landlord a Request Notice and Landlord shall have no obligation to deliver to Tenant a Response Notice with respect to the 35th Floor Expansion Space or the Second Amendment Expansion Space), and if Tenant leases the 35th Floor Expansion Space or the Second Amendment Expansion Space as First Offer Space pursuant to such provisions of Section 1.5 of the Original Lease, then such applicable First Offer Space shall be subject to such options to renew and terminate to the extent provided in Sections 1.5, 2.2 and/or 2.4 of the Original Lease (as applicable).
3.    35th Floor Lease Term. The lease term for the 35th Floor Expansion Space (the "35th Floor Lease Term") shall: (i) commence upon the date (the "35th Floor Commencement Date") which is the earlier of (A) the date Tenant commences business operations in the 35th Floor Expansion Space, and (B) the date which is one hundred twenty (120) days after Landlord delivers the 35th Floor Expansion Space to Tenant in its "AS IS" condition, which l20-day period may be extended as provided herein below; and (ii) expire upon the date (the "35th Floor Expiration Date") which is three (3) years after the 35th Floor Commencement Date. Such 120day period shall be extended day for day for each day beyond such l20-day period that Tenant is actually delayed in substantially completing any 35th Floor Refurbishment Work (as defined below) in the 35th Floor Expansion Space (minor punch-list items excepted) due to "Uncontrollable 35th Floor Delays", which for purposes hereof shall mean any such actual delays caused by: (1) Force Majeure events; and/or (2) Landlord, including, without limitation, (w) failure by Landlord to provide Tenant sufficient access to the 35th Floor Expansion Space to construct any such 35th Floor Refurbishment Work and/or move into the 35th Floor Expansion Space (subject to Tenant's compliance with Landlord's reasonable rules and regulations regarding construction and move-in), (x) failure by Landlord to comply with any other provision of the Lease (as amended hereby), (y) failure by Landlord to timely disburse the 35th Floor Refurbishment Allowance (as defined below), and/or (z) Landlord's performance of, or failure to perform, the 35th Floor Restroom Code Compliance Work (as defined below), but only if and to the extent (I) Landlord performs, or is required to perform, the 35th Floor Restroom Code Compliance Work prior to the date which is one hundred twenty (120) days after Landlord delivers the 35th Floor Expansion Space to Tenant in its "AS IS" condition, (II) the 35th Floor Commencement Date has not otherwise occurred pursuant to clause (A) herein above, (III) such performance of, or failure to perform, the 35th Floor Restroom Code Compliance Work by Landlord actually delays Tenant's occupancy of the 35th Floor Expansion Space and substantial completion of the 35th Floor Refurbishment Work (minor punch-list items excepted), and (IV) such delays described in this clause (z) were not caused or contributed by Tenant or any of Tenant's agents, employees, contractors, licensees or invitees (it being agreed by the parties that the fact that the 35th Floor Refurbishment Work "triggers" or requires the 35th Floor Restroom Code Compliance Work shall (a) not in and of itself, be deemed to have caused or contributed to such delays and (b) not relieve Landlord from its obligation to timely perform the 35th Floor Restroom Code Compliance Work pursuant to Section 7.2.1 below). However, no such Uncontrollable 35th Floor Delay shall be deemed to have occurred unless and until Tenant has given Landlord written notice that an event giving rise to such Uncontrollable 35th Floor Delay is about to occur or has occurred and Landlord has failed to remedy the situation giving rise to such potential Uncontrollable 35th Floor Delay within one (1) business day after Landlord's receipt of such notice (in which case the number of days of actual delay in substantial completion of such 35th Floor Refurbishment Work after such notice shall be an Uncontrollable 35th Floor Delay).

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Within a reasonable period of time after the 35th Floor Commencement Date occurs, Landlord shall deliver to Tenant an amendment to the Lease, as hereby amended, setting forth, among other things, the actual 35th Floor Commencement Date and the 35th Floor Expiration Date. If the information in such amendment is accurate, then Tenant shall execute and return such amendment to Landlord within fifteen (15) days after Tenant's receipt thereof.
4.    Base Rent. The Base Rent payable for the 35th Floor Expansion Space during the 35th Floor Lease Term shall be calculated separate and apart from the Base Rent payable for the Existing Premises, and shall be as set forth in the following schedule:

Year of 35th Floor Lease Term	Annual Base Rent	Monthly Base Rent	Annual Base Rental Rate Per Rentable Square Foot of the 35th Floor Expansion Space
1	$596,435.50	$49,702.96	$35.50
2	$619,284.86	$51,607.07	$36.86
3	$643,142.28	$53,595.19	$38.28
5.    Tenant's Share. During the 35th Floor Lease Term, Tenant's Share of increases in Direct Expenses for the 35th Floor Expansion Space and Tenant's obligation to pay Tenant's Share of increases in Direct Expenses for the 35th Floor Expansion Space shall be calculated separate and apart from the Existing Premises, and shall be equal to 2.766% (calculated by dividing 16,801 rentable square feet within the 35th Floor Expansion Space by 607,517 rentable square feet in the Building [excluding the existing retail portion of the Real Property located outside the retail/office tower portion of the Building]).
6.    Annual Direct Expense Allowance. The Annual Direct Expense Allowance for the 35th Floor Expansion Space shall be the amount of Direct Expenses for the calendar year 2010 calculated in accordance with Section 4.2 of the Original Lease.
7.    Condition of 35th Floor Expansion Space; 35th Floor Restroom Code Compliance Work; Refurbishment Allowance.
7.1    Condition of 35th Floor Expansion Space. Except as otherwise expressly set forth in Sections 7.2 and 7.3 below, Landlord shall deliver the 35th Floor Expansion Space to Tenant in its "AS IS" condition following the date the existing tenants' leases of the 35th Floor Expansion Space (or portions thereof) terminate and such tenants have vacated and surrendered exclusive possession of the 35th Floor Expansion Space to Landlord, without any obligation on Landlord's part to construct or pay for, or provide any improvement allowance for, any improvements or alterations in, to or for the 35th Floor Expansion Space, it being expressly acknowledged and agreed to by the parties that (i) Landlord is not required to perform any asbestos abatement or remediation work for the 35th Floor Expansion Space, (ii) the Tenant Work Letter attached to the Original Lease shall not apply to the 35th Floor Expansion Space, and (iii) Tenant shall be solely responsible for constructing all tenant improvements and alterations in, to and for the 35th Floor Expansion Space pursuant to and in accordance with the terms and provisions of Articles 8 and 9 of the Original Lease, including, without limitation, any Code required modifications to the restrooms on the thirty-fifth (35th) floor of the Building and

866683.06/LA I84321-00047/8-11-10/nng/dbs	-4-	UNION BANK PLAZA [Union Bank of California]

other portions of the 35th Floor Expansion Space (collectively, the "35th Floor Code Required Modifications").
7.2    35th Floor Restroom Code Compliance Work. Notwithstanding Sections 3 and 7.1 above to the contrary, if, as a condition to the issuance by the City of Los Angeles of (i) any applicable building permits for the 35th Floor Refurbishment Work to be actually performed by Tenant during the 35th Floor Refurbishment Period (as defined below), or (ii) any temporary certificate of occupancy or its equivalent permitting Tenant's commencement of business operations in the 35th Floor Expansion Space for normal office use (and pertaining to the 35th Floor Refurbishment Work performed by Tenant during the 35th Floor Refurbishment Period), the City of Los Angeles specifically requires in a written notice or other written document or communication (the "Supporting Documentation") received by Tenant on or prior to the Outside Date (as defined below) that any modifications be made to the restrooms on the thirty-fifth (35th) floor of the Building in order for such restrooms to comply with applicable Code (including the Americans with Disabilities Act) pertaining to such restrooms in effect as of August 1, 2010 (collectively, the "35th Floor Restroom Code Compliance Work"), then the following provisions shall apply:
7.2.1    Landlord shall be responsible for performing the 35th Floor Restroom Code Compliance Work but only if and to the extent that prior to the Outside Date (i) Tenant has received and delivered to Landlord the Supporting Documentation specifying the need for and scope of such 35th Floor Restroom Code Compliance Work, and (ii) Tenant certifies in writing to Landlord that Tenant will perform the applicable 35th Floor Refurbishment Work that triggered such 35th Floor Restroom Code Compliance Work.
7.2.2    Landlord shall use commercially reasonable efforts to cause the 35th Floor Restroom Code Compliance Work to be performed as soon as reasonably possible after Landlord's receipt of the Supporting Documentation (but without any obligation to pay overtime or other premiums).
7.2.3    Landlord and Tenant shall reasonably cooperate with each other such that Landlord may perform the 35th Floor Restroom Code Compliance Work and Tenant may perform the 35th Floor Refurbishment Work without unreasonable interference from the other party.
7.2.4    To the extent that Landlord performs the 35th Floor Restroom Code Compliance Work after Tenant has commenced business operations in the 35th Floor Expansion Space, Tenant agrees that: (i) there shall be no effect on or delay of the 35th Floor Commencement Date; (ii) Landlord may cause the 35th Floor Restroom Code Compliance Work to be performed during normal business hours as reasonably necessary to complete the same in a timely manner, but Landlord shall cause such work to be performed in a manner that will minimize any unreasonable interference with Tenant's business operations during normal business hours (but without any obligation to pay overtime or other premiums); and (iii) Tenant shall accept all reasonable inconveniences associated with the performance of the 35th Floor Restroom Code Compliance Work and agrees that the performance of such work shall not constitute a constructive eviction of Tenant, nor entitle Tenant to any Rent abatement.

866683.06/LA I84321-00047/8-11-10/nng/dbs	-5-	UNION BANK PLAZA [Union Bank of California]

7.2.5    Landlord shall pay for all costs incurred by Landlord in performing the 35th Floor Restroom Code Compliance Work pursuant to the provisions of this Section 7.2 (collectively, the "35th Floor Restroom Code Compliance Costs") and shall deduct from the 35th Floor Refurbishment Allowance that is otherwise to be made available to Tenant pursuant to Section 7.3 below all such 35th Floor Restroom Code Compliance Costs so incurred by Landlord up to, but not exceeding, $42,002.50 (i.e., $2.50 per rentable square foot of the 35th Floor Expansion Space) (the "Maximum Restroom Deductible Amount"), Notwithstanding Section 7.3 below to the contrary, Landlord shall retain (and not disburse or make available to Tenant from the 35th Floor Refurbishment Allowance) the Maximum Restroom Deductible Amount until either: (i) the Outside Date, if as of the Outside Date no 35th Floor Restroom Code Compliance Work is required to be performed by Landlord (in which event, the entire Maximum Restroom Deductible Amount shall be made available to Tenant as a credit against the monthly installment(s) of Base Rent next due and payable by Tenant for the 35th Floor Expansion Space after the Outside Date); or (ii) the later of (A) the Outside Date or (B) the date Landlord completes the 35th Floor Restroom Code Compliance Work, if as of the Outside Date the 35th Floor Restroom Code Compliance Work is required to be performed by Landlord (in which event, if the 35th Floor Restroom Code Compliance Costs for such 35th Floor Restroom Code Compliance Work performed by Landlord are less than the Maximum Restroom Deductible Amount, then such difference shall be made available to Tenant as a credit against the monthly installment(s) of Base Rent next due and payable by Tenant for the 35th Floor Expansion Space immediately following such later date).
7.3    35th Floor Refurbishment Allowance. Notwithstanding Section 7.1 above to the contrary, Tenant shall be entitled to receive from Landlord a refurbishment allowance (the "35th Floor Refurbishment Allowance") in the amount of up to, but not exceeding, $126,007.50 (i.e., $7.50 per rentable square foot of the 35th Floor Expansion Space) (subject, however, to Landlord's retention and deduction therefrom of the Maximum Restroom Deductible Amount pursuant to Section 7.2.5 above) to help reimburse Tenant for the out-of-pocket costs actually incurred and paid for by Tenant (collectively, the "35th Floor Refurbishment Costs") for the design, construction, acquisition and installation of any permanently affixed tenant improvements, additions and alterations which are made and/or installed by or for Tenant in or to the 35th Floor Expansion Space, including without limitation, any 35th Floor Code Required Modifications, but specifically excluding any 35th Floor Restroom Code Compliance Work if and to the extent required to be performed by Landlord pursuant to Section 7.2 above (collectively, the "35th Floor Refurbishment Work") during the 35th Floor Refurbishment Period. The 35th Floor Refurbishment Work shall be considered "Alterations" as defined in Article 8 of the Original Lease, and shall be undertaken and performed by Tenant in accordance with and subject to the provisions of Articles 8 and 9 of the Original Lease (specifically including, without limitation, the provisions of Article 8 regarding the timing and standards for submission and approval of plans and specifications therefor). As used herein, the "35th Floor Refurbishment Period" shall mean the period commencing upon the date Landlord delivers the 35th Floor Expansion Space to Tenant and continuing until the last day of the eighteenth (18th) month of the 35th Floor Lease Term (the "Outside Date"); provided, however, Tenant's out-of-pocket costs paid to Tenant's architect for work pertaining to the 35th Floor Refurbishment Work but performed prior to the date Landlord delivers the 35th Floor Expansion Space to Tenant shall be deemed to have been incurred by Tenant during the 35th Floor Refurbishment Period so long as such costs have been incurred by Tenant during the 2010 calendar year. In no event shall

866683.06/LA I84321-00047/8-11-10/nng/dbs	-6-	UNION BANK PLAZA [Union Bank of California]

Landlord be obligated to make disbursements pursuant to this Section 7.3 in a total amount which exceeds the 35th Floor Refurbishment Allowance. Landlord shall disburse the applicable portion of the 35th Floor Refurbishment Allowance to be used to reimburse Tenant for the 35th Floor Refurbishment Costs of the 35th Floor Refurbishment Work within thirty (30) days after Landlord has received: (i) a request for payment by Tenant certifying that all of the 35th Floor Refurbishment Work has been completed; (ii) factually correct invoices for labor and materials rendered in connection with and evidencing the 35th Floor Refurbishment Work and the 35th Floor Refurbishment Costs and Tenant's payment thereof; (iii) executed mechanic's lien releases from all contractors, subcontractors and other persons or entities performing the 35th Floor Refurbishment Work, reasonably satisfactory to Landlord; and (iv) all other information reasonably requested by Landlord. Landlord shall have no obligation to disburse any portion of the 35th Floor Refurbishment Allowance with respect to any 35th Floor Refurbishment Work that is performed prior to the commencement of the 35th Floor Refurbishment Period (except as otherwise expressly provided herein above) or after the Outside Date, or with respect to any request for disbursement delivered to Landlord prior to the commencement of the 35th Floor Refurbishment Period or after the Outside Date. Tenant shall not be entitled to receive any portion of the 35th Floor Refurbishment Allowance not used to pay for the 35th Floor Refurbishment Costs of the 35th Floor Refurbishment Work performed during the 35th Floor Refurbishment Period, and any such unused portion of the .35th Floor Refurbishment Allowance shall revert to Landlord and Tenant shall have no further rights with respect thereto; provided, however, (A) any unused portion of the 35th Floor Refurbishment Allowance that is other than the Maximum Restroom Deductible Amount and is remaining as of the Outside Date shall be applied as a credit against the installment(s) of Base Rent next due and payable by Tenant for the 35th Floor Expansion Space immediately following the Outside Date, and (B) any remaining unused balance of the Maximum Restroom Deductible Amount shall be applied as a credit against Base Rent if, as and to the extent provided in Section 7.2.5 above.
8.    Additional Building Parking Area Passes. During the 35th Floor Lease Term, as a result of the addition of the 35th Floor Expansion Space to the Existing Premises, in addition to its obligation to rent and pay for the number of Building Parking Area Passes as set forth in the Lease with respect to the Existing Premises, Tenant shall rent and pay for an additional twenty-four (24) Building Parking Area Passes (i.e., 1.45 Building Parking Area Passes per 1,000 rentable square feet of the 35th Floor Expansion Space), subject to the terms and conditions set forth in the Lease, as hereby amended (including, without limitation, the reduction provisions of Sections 28.1.3 of the Original Lease and the provisions of Section 28.3 of the Original Lease regarding parking charges); provided, however, the eighty-five percent (85%) rate for executive reserved spaces set forth in Section 28.3.1 of the Original Lease shall not be applicable with respect to those additional Building Area Parking Passes for the 35th Floor Expansion Space that are executive reserved spaces as provided herein below. Such additional twenty-four (24) Building Parking Area Passes shall consist of three (3) executive reserved spaces (i.e., 13.25% of such additional Building Parking Area Passes), six (6) non-executive reserved spaces (i.e., 24.50% of such additional Building Parking Area Passes), and fifteen (15) unreserved passes (i.e., 62.25% of such additional Building Parking Area Passes).
9.    Brokers. Landlord and Tenant each hereby represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Fourth Amendment other than Cushman & Wakefield of California, Inc., representing

866683.06/LA I84321-00047/8-11-10/nng/dbs	-7-	UNION BANK PLAZA [Union Bank of California]

Tenant, and Hines Interests Limited Partnership, representing Landlord (collectively, the "Brokers"), and that it knows of no other real estate broker or agent who is entitled to a commission in connection with this Fourth Amendment. Landlord shall be solely responsible for the payment of the brokerage commissions to the Brokers with respect to this Fourth Amendment pursuant to separate agreements between and/or among Landlord and the Brokers. Landlord and Tenant shall indemnify, defend and hold the other harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorney's fees) with respect to any leasing commission, compensation or fees claimed by any broker or agent (other than the Brokers) in connection with this Fourth Amendment or its negotiation by reason of any act of the indemnifying party.
10.    No Further Modification. Except as set forth in this Fourth Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.
[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

866683.06/LA I84321-00047/8-11-10/nng/dbs	-8-	UNION BANK PLAZA [Union Bank of California]

IN WITNESS WHEREOF, this Fourth Amendment has been executed as of the day and year first above written.
LANDLORD:
HINES VAF UB PLAZA, L.P.,
a Delaware limited partnership

By:	Hines VAF UB Plaza GP LLC,
its general partner

By:	Hines VAF UB Plaza Mezz, L.P.,
its sole member

By:	Hines VAF UB Plaza GP2 LLC,
its general partner

By:	Hines U.S. Office Value Added Fund, L.P.,
its sole member

By:	Hines U.S. Office Value Added Fund, LLC,
its general partner

By:	Hines Interests Limited Partnership,
its managing member

By:	Hines Holdings, Inc.
its general partner

By:	/s/ James C. Buie, Jr.

Name:	James C. Buie, Jr.

Title:	Executive Vice President
TENANT:
UNION BANK, N.A.,
a national association

By:	/s/ Kenneth W. Holdway
Name:     Kenneth W. Holdway
Title:     Senior Vice President
Corporate Real Estate

866683.06/LA I84321-00047/8-11-10/nng/dbs	-9-	UNION BANK PLAZA [Union Bank of California]

EXHIBIT A

DEPICTION OF 35TH FLOOR EXPANSION SPACE

809866.04/LA H4321-047/11-17-08/dbs/dbs	-1-	UNION BANK PLAZA [Union Bank of California]